Exhibit 99.1

FOR IMMEDIATE RELEASE TUESDAY, NOVEMBER 14, 2006 Contacts: David J. Vander Zanden David G. Gomach President / CEO EVP / CFO 920-882-5602 920-882-5854

W6316 Design Drive, Greenville, WI 54942	Julie A. Piton
P.O. Box 1579, Appleton, WI 54912-1579	VP Finance & Investor Relations
920-882-5606

SCHOOL SPECIALTY REPORTS FISCAL 2007 SECOND QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

Highlights

•	Second quarter diluted EPS grows 50 percent to $1.28 on 10 percent revenue growth

•	Second quarter operating margin expands 330 basis points

•	Record Year-to-date revenues of $764 million

•	California adopts School Specialty inquiry-based science programs

•	Fiscal 2007 guidance confirmed

Greenville, WI, November 14, 2006—School Specialty, Inc. (NASDAQ: SCHS) the leading education company providing supplemental learning products to the preK-12 market, today reported record second quarter fiscal 2007 financial results. Revenues for the second quarter grew 10.0 percent from $344.4 million to $378.7 million and diluted earnings per share grew 50.6 percent from $0.85 per share to $1.28 per share. For the first six months, which represents the back-to-school season, revenues were a record $764.1 million, representing 8.8 percent growth over the same period last year. Diluted earnings per share grew 24.5 percent to $2.85 per share from $2.29 per share last year.

“We are pleased to have completed a successful back-to-school season with solid revenue growth and strong earnings enhanced by improvements in operations and cost containment,” said David J. Vander Zanden, President and Chief Executive Officer of School Specialty, Inc.

Second Quarter Financial Results

Revenues for the second quarter of fiscal 2007 rose 10.0 percent from $344.4 million to $378.7 million, driven by approximately 6 percent organic growth and an additional month of acquired Delta revenues in fiscal 2007 compared to fiscal 2006. Gross margin was 42.1 percent as compared with 42.5 percent last year, due primarily to a shift in revenue mix from higher margin business to lower margin business within both the Essentials and Specialty segments.

Operating income for the quarter grew $16.5 million or 41.5 percent from $39.7 million to $56.2 million. Selling, general and administrative expenses (“SG&A”), excluding terminated merger expenses of $2.5 million, decreased $1.1 million to $103.1 million, on a revenue increase of $34.3 million. The improvement in SG&A was primarily due to supply chain efficiencies, cost control and non-recurring expenses that were realized in last year’s second quarter. Stock based compensation expense, which was adopted at the beginning of fiscal 2007, was $1.1 million pre-tax, or $0.04 per diluted share in the second quarter.

Net income grew 42.0 percent from $20.6 million to $29.2 million and diluted earnings per share grew 50.6 percent from $0.85 per share to $1.28 per share including stock based compensation.

During fiscal 2007’s second quarter the Company repurchased 828,921 shares of common stock for a net aggregate purchase price of $29.0 million.

Six Months Financial Results

Revenues for the first six months of fiscal 2007 grew 8.8 percent to a record $764.1 million from $702.4 million. Revenue growth in the Essentials segment was 3.6 percent. Specialty revenues grew 13.5 percent, primarily driven by the acquisition of Delta, which was acquired in August 2005. Organic revenue growth for the combined segments for the first six months of fiscal 2007 exceeded 2 percent. Gross profit grew 9.4% to $332.2 million, driven by increased revenues and gross margin expansion of 30 basis points from 43.2 percent last year to 43.5 percent for the first six months of fiscal 2007. Gross margin expansion was driven by an increase in the revenue mix from Essentials to the more profitable Specialty segment. Revenue from the Specialty business expanded from 53.7 percent of total revenue to 56.1 percent due primarily to the acquisition of Delta.

Operating income grew $24.6 million, or 24.8 percent from $99.3 million to $123.9 million for the first six months of fiscal 2007. SG&A, excluding terminated merger costs of $5.2 million in fiscal 2006, increased $9.3 million from $199.1 million to $208.4 million. The increase in SG&A was due to variable costs associated with increased revenues of $61.7 million, the inclusion of Delta and stock based compensation expense, partially offset by reduced costs associated with off-season integration activities, cost containment initiatives and supply chain enhancements. Excluding prior year terminated merger costs of $5.2 million, SG&A as a percent of revenues decreased 100 basis points from 28.3 percent to 27.3 percent. Stock based compensation expense, which was adopted at the beginning of fiscal 2007, was $2.4 million pre-tax, or $0.08 per diluted share for the first six months.

Net income for the first six months grew $10.9 million or 19.8% to $66.1 million and diluted earnings per share expanded 24.5% from $2.29 last year to $2.85 including stock based compensation.

During fiscal 2007, the Company repurchased 1.1 million shares of its common stock for an aggregate net purchase price of $36.5 million.

California Adopts School Specialty Inquiry-Based Science Programs

On November 9, 2006, the California State Board of Education approved the adoption of our hands-on science curricula products, FOSS from Delta Education for grades K-5 and Focus on Earth, Life and Physical Science for grades 6-8 from CPO Science. The programs were developed specifically for California and are aligned with California state science standards. This approval allows School Specialty to compete in California school districts for state allocated instructional material funds totaling approximately $200 million for the current science adoption cycle.

Outlook

“With the busy season behind us, we are confirming our fiscal 2007 revenue guidance of $1.06 billion to $1.10 billion, representing organic revenue growth of zero to four percent and confirming our guidance for diluted earnings per share of $2.00 to $2.20, excluding stock based compensation expense, with stock option expense ranging from $0.03 to $0.05 per diluted share per quarter,” said Vander Zanden.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2007 second quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A. of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 29, 2006, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Revenues	$378,672	$344,365	$764,071	$702,402

Cost of revenues	219,348	197,974	431,822	398,827

Gross profit	159,324	146,391	332,249	303,575

Selling, general and administrative expenses	103,112	104,206	208,393	199,101
Terminated merger related expenses	—	2,466	—	5,202

Operating income	56,212	39,719	123,856	99,272

Interest expense and other	8,119	6,275	15,278	9,574

Income before provision for income taxes	48,093	33,444	108,578	89,698

Provision for income taxes	18,891	12,876	42,509	34,534

Net income	$29,202	$20,568	$66,069	$55,164

Weighted average shares outstanding:
Basic	22,212	22,881	22,548	22,869
Diluted	22,898	24,175	23,213	24,135

Per share amounts:
Basic	$1.31	$0.90	$2.93	$2.41
Diluted	$1.28	$0.85	$2.85	$2.29

Earnings before interest and other, taxes, depreciation, intangible asset and product development amortization costs (EBITDA) reconciliation:
Net income	$29,202	$20,568	$66,069	$55,164
Provision for income taxes	18,891	12,876	42,509	34,534
Net interest expense and other	8,119	6,275	15,278	9,574
Depreciation and intangible asset amortization expense	6,542	5,826	12,860	11,027
Amortization of product development costs	1,829	1,113	3,695	2,270

EBITDA	$64,583	$46,658	$140,411	$112,569

Other expense primarily represents the discount and loss related to securitized accounts receivable. For the three months ended October 28, 2006 and October 29, 2005 the discount and loss was $2,519 and $1,072, respectively. For the six months ended October 28, 2006 and October 29, 2005 the discount and loss was $3,569 and $1,749, respectively.

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	October 28, 2006	April 29, 2006	October 29, 2005
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$9,077	$2,403	$7,684
Accounts receivable	168,063	60,553	163,883
Inventories	123,281	158,892	116,577
Prepaid expenses and other current assets	31,782	49,818	34,179
Deferred taxes	6,260	7,097	9,890

Total current assets	338,463	278,763	332,213
Property and equipment, net	79,381	76,774	75,383
Goodwill and other intangible assets, net	747,866	747,241	775,357
Other	27,977	27,597	21,938

Total assets	$1,193,687	$1,130,375	$1,204,891

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$133,571	$133,578	$275,066
Accounts payable	55,427	74,919	50,787
Other current liabilities	72,003	35,499	66,485

Total current liabilities	261,001	243,996	392,338
Long-term debt	288,937	283,629	149,528
Deferred taxes and other	52,134	49,017	58,600

Total liabilities	602,072	576,642	600,466
Shareholders’ equity	591,615	553,733	604,425

Total liabilities & shareholders’ equity	$1,193,687	$1,130,375	$1,204,891

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Six Months Ended
	October 28, 2006	October 29, 2005
Cash flows from operating activities:
Net income	$66,069	$55,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible amortization expense	12,860	11,027
Amortization of product development costs	3,695	2,270
Amortization of debt fees and other	495	661
Share based compensation expense	2,355	—
Deferred taxes	4,199	1,571
Loss (Gain) on disposal of property and equipment	274	(66)
Net borrowings under accounts receivable securitization facility	—	2,800
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(107,518)	(81,139)
Inventories	33,578	42,109
Deferred catalog costs	8,503	7,393
Prepaid expenses and other current assets	8,547	1,978
Accounts payable	(19,412)	(12,736)
Accrued liabilities	36,781	24,155

Net cash provided by operating activities	50,426	55,187

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	—	(270,325)
Additions to property and equipment	(11,123)	(5,960)
Investment in intangible and other assets	(102)	(1,275)
Investment in product development costs	(4,739)	(3,775)
Proceeds from disposal of property and equipment	932	81

Net cash used in investing activities	(15,032)	(281,254)

Cash flows from financing activities:
Proceeds from bank borrowings	679,400	977,800
Repayment of debt and capital leases	(674,099)	(748,987)
Purchase of treasury shares	(36,526)	—
Payment of debt fees and other	(20)	(226)
Proceeds from exercise of stock options	2,525	971

Net cash (used in) provided by financing activities	(28,720)	229,558

Net increase in cash and cash equivalents	6,674	3,491
Cash and cash equivalents, beginning of period	2,403	4,193

Cash and cash equivalents, end of period	$9,077	$7,684

Free cash flow reconciliation:
Net cash provided by operating activities	$50,426	$55,187
Additions to property and equipment	(11,123)	(5,960)
Investment in product development costs	(4,739)	(3,775)
Proceeds from disposal of property and equipment	932	81
Net borrowings under accounts receivable securitization facility	—	(2,800)

Free cash flow	$35,496	$42,733

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2007

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	2Q07-QTD	2Q06-QTD	Change $	Change %	2Q07-QTD	2Q06-QTD
Revenues
Specialty	$210,658	$187,780	$22,878	12.2%	55.6%	54.5%
Essentials	172,072	160,318	11,754	7.3%	45.4%	46.5%
Corporate	182	173	9	5.2%	0.0%	0.1%
Intercompany Eliminations	(4,240)	(3,906)	(334)	8.6%	-1.0%	-1.1%

Total Revenues	$378,672	$344,365	$34,307	10.0%	100.0%	100.0%

					% of Gross Profit
	2Q07-QTD	2Q06-QTD	Change $	Change %	2Q07-QTD	2Q06-QTD
Gross Profit
Specialty	$105,999	$96,164	$9,835	10.2%	66.5%	65.7%
Essentials	53,118	49,876	3,242	6.5%	33.3%	34.1%
Corporate	177	173	4	2.3%	0.1%	0.1%
Intercompany Eliminations	30	178	(148)	-83.1%	0.1%	0.1%

Total Gross Profit	$159,324	$146,391	$12,933	8.8%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	2Q07-QTD	2Q06-QTD
Gross Margin
Specialty	50.3%	51.2%
Essentials	30.9%	31.1%
Corporate	97.3%	100.0%
Intercompany Eliminations	-0.7%	-4.6%
Total Gross Margin	42.1%	42.5%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	2Q07-YTD	2Q06-YTD	Change $	Change %	2Q07-YTD	2Q06-YTD
Revenues
Specialty	$428,454	$377,523	$50,931	13.5%	56.1%	53.7%
Essentials	346,923	334,860	12,063	3.6%	45.4%	47.7%
Corporate	357	332	25	7.5%	0.1%	0.1%
Intercompany Eliminations	(11,663)	(10,313)	(1,350)	13.1%	-1.6%	-1.5%

Total Revenues	$764,071	$702,402	$61,669	8.8%	100.0%	100.0%

					% of Gross Profit
	2Q07-YTD	2Q06-YTD	Change $	Change %	2Q07-YTD	2Q06-YTD
Gross Profit
Specialty	$220,596	$193,102	$27,494	14.2%	66.4%	63.6%
Essentials	112,041	110,409	1,632	1.5%	33.7%	36.4%
Corporate	357	332	25	7.5%	0.1%	0.1%
Intercompany Eliminations	(745)	(268)	(477)	178.0%	-0.2%	-0.1%

Total Gross Profit	$332,249	$303,575	$28,674	9.4%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	2Q07-YTD	2Q06-YTD
Gross Margin
Specialty	51.5%	51.1%
Essentials	32.3%	33.0%
Corporate	100.0%	100.0%
Intercompany Eliminations	6.4%	2.6%
Total Gross Margin	43.5%	43.2%